EXHIBIT 10.20

DONEGAL MUTUAL INSURANCE COMPANY
DONEGAL GROUP INC.

2026 ANNUAL EXECUTIVE INCENTIVE PLAN

Purpose

The 2026 Annual Executive Incentive Plan (the “Plan”) provides for the payment of performance-based bonuses to Plan participants based upon the Donegal Insurance Group’s achievement of performance objectives for individual performance measures according to the weighting assigned to each performance measure.

The performance objectives correlate to incentive levels that represent percentages of a participant’s 2026 base salary (as defined in this Plan). The potential bonuses available for Plan participants with respect to the performance measures will be based on the incentive levels, performance objectives and weighting percentages as outlined in Appendix 1.

Scope

The performance measures and objectives, unless otherwise specified, relate to the statutory financial results of the Donegal Insurance Group, which includes the following legal entities for the purposes of this Plan:

Donegal Mutual Insurance Company
Atlantic States Insurance Company
Michigan Insurance Company
Mountain States Commercial Insurance Company
Mountain States Indemnity Company
Peninsula Indemnity Company
Peninsula Insurance Company
Southern Insurance Company of Virginia
Southern Mutual Insurance Company

Performance Measures

Commercial Lines Premium Growth – annual growth in commercial lines direct premiums written compared to the previous calendar year total.

Adjusted Statutory Combined Ratio – reported statutory combined ratio excluding any catastrophe adjustment, all executive incentive plan bonus accruals and an equity incentive compensation expense adjustment (see definitions below).

Operating Return on Equity – Donegal Group Inc.’s consolidated GAAP net income excluding net investment gains or losses divided by average GAAP stockholders’ equity excluding accumulated other comprehensive income or loss (average of current year-end and prior year-end values).

Bonus Formula

Each participant in this Plan shall be eligible to receive a bonus that represents the sum of the performance bonuses such participant earns for each respective performance measure. Each performance bonus shall be calculated by multiplying the participant’s 2026 base salary, as defined in this Plan, by the bonus percentage that correlates to the incentive level achieved and multiplying that result by the weighting percentage assigned to the respective performance measure. The calculation methodology is illustrated below:

•	Base Salary x Incentive Level Bonus % x Weighting % = Performance Bonus
•	Sum of Performance Bonuses = Total Bonus Earned

Key Definitions

Base Salary – total wages as reported on a participant’s W-2 for 2026, excluding any taxable fringe benefits, short or long-term disability pay, gains from exercise of stock options, equity incentive compensation and prior-year bonus.

Statutory Combined Ratio – sum of the net loss and loss expense ratio (net losses and loss expenses incurred divided by net premiums earned), the expense ratio (underwriting expenses less installment fee income divided by net premiums written) and the dividend ratio (policyholder dividends incurred divided by net premiums earned).

Catastrophe Adjustment – an adjustment will be provided to the statutory combined ratio for the purpose of this Plan to limit the net effect of the single largest catastrophe event occurring in 2026 to $15 million. For purposes of this provision, a catastrophe event is defined as an event to which the Property Claims Services unit of Verisk Analytics, Inc. assigns a catastrophe number and for which the net effect to the Donegal Insurance Group exceeds $15 million when aggregating losses incurred, LAE incurred and reinstatement premiums payable to reinsurers.

Equity Incentive Compensation Expense Adjustment – an adjustment will be provided to statutory combined ratio for the purpose of this Plan to remove the effect of equity incentive compensation expense included in the statutory financial statements.

Additional Provisions

1.
Participants must be employed by Donegal Mutual Insurance Company on or before October 1, 2026 to be eligible to participate in this Plan. Participants must be employed by the Donegal Mutual Insurance Company on December 31, 2026 in order to receive a bonus payment under this Plan.

2.	No bonus is payable under this Plan unless the employees and managers of Donegal Mutual Insurance Company qualify for bonuses under their respective incentive plans.

3.	Any bonuses earned under this Plan shall be paid prior to March 15, 2027.

4.
Approved participants in this Plan are listed in Appendix 1. Any changes to the participants in this Plan and the incentive levels for such participants must be approved by the Joint Compensation Committee of the Boards of Directors of Donegal Mutual Insurance Company and Donegal Group Inc. (“the Joint Compensation Committee”).

5.
This Plan provides for a discretionary pool calculated in similar fashion to the bonuses for Plan participants using a “base salary” equivalent of $1,000,000.  The discretionary pool may be allocated among participants in this Plan or other officers, managers or employees in the sole discretion of the Joint Compensation Committee. The President shall provide a recommendation to the Joint Compensation Committee with respect to high performers who should be considered for allocations from the discretionary pool.

6.	Payment of bonuses under this Plan may be capped by the Joint Compensation Committee in their sole discretion.

Appendix 1

The participants and incentive levels for the 2026 Annual Executive Incentive Plan are as follows:

Participants	Incentive Levels - Bonus % of Salary
	Threshold	Level 1	Level 2	Target	Level 3	Level 4	Maximum
Kevin G. Burke	40	50	60	70	80	90	100
W. Daniel DeLamater	40	50	60	70	80	90	100
Jeffery T. Hay	40	50	60	70	80	90	100
Jeffrey D. Miller	40	50	60	70	80	90	100
Sanjay Pandey	40	50	60	70	80	90	100
Kristi S. Altshuler	40	50	60	70	80	90	100
David B. Bawel	40	50	60	70	80	90	100
Noland R. Deas, Jr.	40	50	60	70	80	90	100
William A. Folmar	40	50	60	70	80	90	100
Rick J. Hecker	40	50	60	70	80	90	100
Christina M. Hoffman	40	50	60	70	80	90	100
V. Anthony Viozzi	40	50	60	70	80	90	100
Discretionary Pool	40	50	60	70	80	90	100

Note:  David W. Sponic and Regional Senior Officers are not included as participants in this Plan due to their participation in individual incentive plans that are tailored to performance objectives within their specific areas of responsibility.

Performance measures, performance objectives and weighting percentages for 2026 are as follows:

Performance Measure		Performance Objectives
	Weighting	Threshold	Level 1	Level 2	Target	Level 3	Level 4	Maximum

Commercial Lines Premium Growth	15.0%	2.5%	3.0%	3.5%	4.0%	4.5%	5.0%	5.5%

Adjusted Statutory Combined Ratio	70.0%	99.0%	98.0%	97.0%	96.0%	95.5%	95.0%	94.5%

Operating Return on Equity	15.0%	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%	13.0%